                                                                   EXHIBIT 11



                                ENERGYSOUTH, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS         TWELVE MONTHS
                                                ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                1998      1997 (1)   1998       1997 (1)
                                                ----      -------    ----      --------
BASIC EARNINGS PER SHARE:

Earnings applicable to common stock             $2,517     $1,989     $8,946     $8,076

Weighted average common shares outstanding       4,877      4,858      4,870      4,851

Basic earnings per share                        $ 0.52     $ 0.41     $ 1.84     $ 1.66


DILUTED EARNINGS PER SHARE:

Earnings applicable to common stock             $2,517     $1,989     $8,946     $8,076

Weighted average common shares outstanding       4,877      4,858      4,870      4,851

Incremental shares resulting from assumed
    exercise of stock options                       50         69         56         49

Weighted average common shares outstanding,
    assuming dilution                            4,927      4,927      4,926      4,900

Diluted earnings per share                      $ 0.51     $ 0.40     $ 1.82     $ 1.65

(1) Restated to reflect three-for-two conversion of Mobile Gas common stock into EnergySouth common stock effective February 2, 1998.